CONTACTS:

Cathy Jessup, CFO

The Topps Company, Inc.

212.376.0466

or

Betsy Brod/Lynn Morgen

MBS Value Partners, LLC

212.750.5800

For Immediate Release

THE TOPPS COMPANY, INC. REPORTS FISCAL 2007
SECOND QUARTER EARNINGS

  Revenues increase 9.9%

  Income from operations up 27%

  Continues to achieve significant progress against strategic objectives

New York, NY, September 28, 2006 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal 2007 second quarter ended August 26, 2006.

Net sales in the fiscal 2007 second quarter increased 9.9% to $82.3 million compared to $74.9 million last year. Income from operations was $4.3 million, which included pre-tax charges of $1,131,000 for severance and related costs and $941,000 for costs associated with the recent proxy contest. Adjusted for these charges, fiscal 2007 second quarter income from operations was $6.4 million. Net income in the fiscal 2007 second quarter was $3.4 million, or $0.08 per diluted share, including these special charges, which were equivalent to $0.04 per share. In last year's fiscal second quarter, the Company reported income from operations of $3.4 million and net income of $4.8 million, or $0.12 per diluted share. Last year's net income included the benefit of a one-time, non-cash reversal of income tax reserves equal to approximately $1.6 million or $0.04 per share. Excluding the severance charges and costs related to the proxy contest in the second quarter of fiscal 2007, and the non-cash reversal of income tax reserves in the second quarter of fiscal 2006, fiscal 2007 second quarter net income per diluted share was $0.12 per share, compared to $0.08 per diluted share in the corresponding prior year period.

Net sales of the Entertainment segment increased 30% to $42.5 million in the fiscal 2007 second quarter from $32.7 million in the corresponding prior-year period. Sales of U.S. sports cards increased substantially, more than offsetting declines in international publishing and WizKids. European sports product sales increased modestly on a year-over-year basis, benefiting from World Cup related products.

---more---

Arthur T. Shorin, Chairman and CEO of Topps, stated, "The strong performance of U.S. sports cards reflected the continued momentum resulting from our strategic initiatives to reverse industry trends in the sports card market. Additionally, our sports card sales benefited from an improved product line-up and increased marketing and promotional support. Importantly, we realized margin improvement as increased volume per release offset higher investments in marketing."

Confectionery net sales were $39.8 million in the fiscal 2007 second quarter, a 5.8% decline compared to $42.2 million in last year's second quarter. Net sales in the period were principally impacted by softness in U.S. Ring Pop and Push Pop product. There were solid sales contributions from newly-introduced seasonal products such as Halloween Bazooka Bags and Halloween Baby Bottle Pops.

Further commenting on the quarter, Mr. Shorin said, "There are multiple initiatives underway to improve the performance of our confectionery business. We are moving forward with redesign and line-extension programs as well as plans to expand our domestic distribution and broaden in-store placement at existing customers. Additionally, our new, innovative Vertigo lollipop is slated to launch in November. "

For the six months ended August 26, 2006, net sales were $163.3 million compared to $153.5 million last year. Income from operations was $5.9 million compared to $3.9 million last year. Net income was $5.0 million, or $0.12 per diluted share, versus $5.7 million, or $0.14 per diluted share last year. Fiscal 2007 first half results included special pre-tax charges of $2.6 million, or $0.05 per diluted share, of which $500,000 represented proxy contest costs in the first quarter. Results for the first half of fiscal 2006 included the second quarter tax benefit of approximately $1.6 million or $0.04 per share. Excluding these special charges, earnings for the first six months of fiscal 2007 were $0.17 per share versus $0.10 per share in the comparable 2006 period.

At August 26, 2006, the Company had $85.2 million in cash and marketable securities and no debt. In the second quarter, Topps paid its regular quarterly cash dividend to shareholders of $0.04 per share. The Company repurchased 514,333 shares of common stock at an average price of $8.17 per share during the period.

Outlook

Topps continues to execute on its strategic plans for both the entertainment and confectionery businesses. Based on currently available information, the Company expects to achieve mid-single digit revenue growth in fiscal 2007 and significant margin improvement. The Company reaffirms that it expects to report earnings of approximately $0.25 to $0.30 per diluted share for fiscal 2007, excluding special charges.

---more---

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

(Tables Follow)

THE TOPPS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share and per share data)
(Unaudited)

                                                   Thirteen weeks ended     Twenty-six weeks ended
                                                 ------------------------  ------------------------
                                                 August 26,   August 27,   August 26,   August 27,
                                                    2006         2005         2006         2005
                                                 -----------  -----------  -----------  -----------
Net sales                                       $    82,318  $    74,936  $   163,289  $   153,520
Cost of sales                                        51,219       46,560      104,262       97,500
                                                 -----------  -----------  -----------  -----------
   Gross profit on sales                             31,099       28,376       59,027       56,020

Selling, general and administrative expenses         26,807       24,998       53,095       52,135
                                                 -----------  -----------  -----------  -----------
   Income from operations                             4,292        3,378        5,932        3,885

Interest income, net                                    731          758        1,488        1,498
                                                 -----------  -----------  -----------  -----------
   Income before provision for income taxes           5,023        4,136        7,420        5,383
Provision (benefit) for income taxes                  1,665         (754)       2,425         (469)
                                                 -----------  -----------  -----------  -----------
Net income from continuing operations                 3,358        4,890        4,995        5,852
Loss from discontinued operations - net of tax           --           53           32          118
                                                 -----------  -----------  -----------  -----------
   Net income                                   $     3,358  $     4,837  $     4,963  $     5,734
                                                 ===========  ===========  ===========  ===========

Basic net income per share:
   - From continuing operations                 $      0.09  $      0.12  $      0.13  $      0.14
   - From discontinued operations                        --           --           --           --
                                                 -----------  -----------  -----------  -----------
Basic net income per share                      $      0.09  $      0.12  $      0.13  $      0.14
                                                 ===========  ===========  ===========  ===========
Diluted  net income per share:
   - From continuing operations                 $      0.08  $      0.12  $      0.12  $      0.14
   - From discontinued operations                        --           --           --           --
                                                 -----------  -----------  -----------  -----------
Diluted net income per share                    $      0.08  $      0.12  $      0.12  $      0.14
                                                 ===========  ===========  ===========  ===========

Weighted average shares outstanding
   - basic                                       39,072,000   40,512,000   39,286,000   40,484,000
   - diluted                                     39,954,000   41,547,000   40,189,000   41,429,000

THE TOPPS COMPANY, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
(Amounts in Thousands)
(Unaudited)

                                                    As of        As of
                                                 August 26,   February 25,
                                                    2006         2006
                                                 -----------  -----------
Cash and cash equivalents                       $    39,323  $    28,174

Short-term investments                               45,918       53,629

Working capital                                     127,952      127,713

Net property, plant and equipment                    10,667       11,028

Total assets                                        272,916      268,638

Shareholders' equity                            $   201,961  $   204,636

SEGMENT INFORMATION
(Amounts in Thousands)
(Unaudited)

                                                   Thirteen weeks ended     Twenty-six weeks ended
                                                 ------------------------  ------------------------
                                                 August 26,   August 27,   August 26,   August 27,
(amounts in thousands)                              2006         2005         2006         2005
                                                 -----------  -----------  -----------  -----------
Net Sales
Candy                                           $    37,756  $    39,518  $    78,226  $    79,925
Gum                                                   2,040        2,730        4,279        6,362
                                                 -----------  -----------  -----------  -----------
   Total Confectionery                               39,796       42,248       82,505       86,287
                                                 -----------  -----------  -----------  -----------
Sports                                               34,110       19,878       61,748       34,912
Non-Sports                                            8,412       12,810       19,036       32,321
                                                 -----------  -----------  -----------  -----------
   Total Entertainment Products                      42,522       32,688       80,784       67,233
                                                 -----------  -----------  -----------  -----------
Total Net Sales                                 $    82,318  $    74,936  $   163,289  $   153,520
                                                 ===========  ===========  ===========  ===========
Contributed Margin
Confectionery                                   $    13,173  $    14,067  $    26,385  $    25,907
Entertainment Products                               12,380       10,007       19,935       18,262
                                                 -----------  -----------  -----------  -----------
Total                                           $    25,553  $    24,074  $    46,320  $    44,169
                                                 ===========  ===========  ===========  ===========
Direct Overhead
Confectionery                                   $     5,611  $     5,843  $    11,290  $    12,083
Entertainment Products                                6,224        6,515       12,129       12,268
                                                 -----------  -----------  -----------  -----------
Total                                           $    11,835  $    12,358  $    23,419  $    24,351
                                                 ===========  ===========  ===========  ===========
Operating Profit Net of Direct Overhead
Confectionery                                   $     7,562  $     8,224  $    15,095  $    13,824
Entertainment Products                                6,156        3,492        7,806        5,994
                                                 -----------  -----------  -----------  -----------
Total                                           $    13,718  $    11,716  $    22,901  $    19,818
                                                 ===========  ===========  ===========  ===========
Reconciliation of Operating Profit to
   Income Before Provision for Income Taxes:

Total operating profit, net of direct overhead  $    13,718  $    11,716  $    22,901  $    19,818
Indirect overhead                                    (7,623)      (7,297)     (14,041)     (14,580)
Other income, net                                         2          331          242        1,389
Depreciation & amortization                          (1,805)      (1,372)      (3,170)      (2,742)
                                                 -----------  -----------  -----------  -----------
Income from operations                                4,292        3,378        5,932        3,885
Interest income, net                                    731          758        1,488        1,498
                                                 -----------  -----------  -----------  -----------
Income before provision for income taxes        $     5,023  $     4,136  $     7,420  $     5,383
                                                 ===========  ===========  ===========  ===========